Exhbit 5.1

Dewey & LeBoeuf LLP 125 West 55th Street New York, NY 10019-5389 tel+1 212 424 8000 fax+1 212 442 8500
January 31, 2008
Blackboard Inc.
1899 L Street, N.W.
Washington, D.C. 20036
Ladies and Gentlemen:
     We have acted as counsel to Blackboard Inc., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of up to 1,972,596 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company by the selling stockholders named therein. As of the date hereof, 1,503,243 Shares have been issued (the “Issued Shares”) and the Company may issue up to 469,353 Shares (the “Earnout Shares”) to certain selling stockholders, based upon the achievement of certain performance milestones, pursuant to a Registration Rights and Earnout Stock Agreement, dated as of January 31, 2008, entered into by the Company and such selling stockholders (the “Earnout Agreement”).
     In rendering the opinion set forth herein, we have examined and relied on originals or copies of: (i) the Registration Statement; (ii) the Fourth Restated Certificate of Incorporation of the Company, as amended, as certified by the Delaware Secretary of State; (iii) a copy of the Amended and Restated Bylaws of the Company, certified to us by the Secretary of the Company to be true, correct, and complete as of the date hereof and (iv) certain resolutions of the Board of Directors of the Company relating to the Shares and related matters. In addition, we have examined originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law, and made such inquiries, as we have deemed necessary or appropriate for the purposes of the opinion rendered herein. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. We have also assumed the regularity of the Company’s corporate proceedings. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.
     Based upon and subject to the foregoing, we are of the opinion that (i) the Shares are duly authorized; (ii) the Issued Shares are, as of the date hereof, validly issued, fully paid and

Blackboard, Inc.
January 31, 2008

nonassessable; and (iii) the Earnout Shares, when issued in accordance with the provisions of the Earnout Agreement, will be validly issued, fully paid and nonassessable.
     This opinion is limited to the General Corporation Law of the State of Delaware.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus included as part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Dewey & LeBoeuf LLP